Exhibit 99.2

Contact:	Michelle Del Guercio, Director of Marketing
818.880.6700 x8688

FOR IMMEDIATE RELEASE:

ASPYRA APPOINTS RODNEY SCHUTT AS CHIEF EXECUTIVE OFFICER

CALABASAS, CALIFORNIA, November 18, 2008 -  Aspyra, Inc. (AMEX: APY), a leading provider of clinical and diagnostic information solutions for the healthcare industry, today announced that Rodney Schutt has joined the Company as Chief Executive Officer, effective November 17, 2008.

Mr. Schutt brings to Aspyra over 22 years of experience in the business, healthcare and technology fields, most recently as the Chief Operating Officer for Luminetx, a provider of bioscience technologies based in Memphis, TN.

“Following an extensive search for a qualified candidate, we are pleased to have Rodney Schutt leading the company as CEO,” said John Mutch, Aspyra’s Chairman of the Board. He continued,  “His strategic business experience, coupled with his understanding of the healthcare technology environment are strong assets that will strengthen the Company’s business and financial structure.”

During his tenure at Luminetx, he led the business operations, generating 278% sales growth and reduced operating expenses by 31%. Before working with Luminetx, Mr. Schutt was Vice President of Business Development and Global Commercial Operations for Smith and Nephew Orthopaedics, and held various positions at GE Healthcare. As General Manager of GE Healthcare’s Healthcare Solutions, he led a team that contributed to $9.4B sales and $1.9B service revenue.  He holds a B.A. in Business Administration from Marion College.

 “I look forward to working with the management team at Aspyra to further strengthen and grow the Company,” said Mr. Schutt.  “With our sophisticated product offerings and highly qualified personnel, the Company has the potential to excel in the healthcare environment, offering cost-effective solutions that enable business growth and quality patient care without being a financial burden to the customer .”

Mr. Schutt will succeed Mr. Jim Zierick, who had been Interim CEO since February 2008 and who will remain as an active director on the Aspyra Board.  Mr. Schutt has also been appointed to serve on the Aspyra Board of Directors.

Aspyra solutions provide integrated technologies and services that improve the efficiency, safety and quality of patient care.  Aspyra works directly with customers through its own sales and service staff as well as through an extensive partner network.  The company currently counts over 440 customers and over 700 application installations in its installed base.

Aspyra’s solutions are designed to meet the needs of acute care hospitals, enterprise-wide delivery networks, medium to large imaging centers, and orthopedic group practices, with end-to-end solutions that automate processes at every point of patient and imaging encounter workflow.

26115-A Mureau Road Calabasas, CA. 91302	T: 818.880.6700	800.437.9000	F: 818.880.4398

About Aspyra

Aspyra is a global provider of Health Care Information Technology (HCIT) solutions and services to the healthcare industry. The Company specializes in Clinical Information Systems (CIS), Picture Archive Communication Systems (PACS) and Clinical Image Management Systems (CIMS) for hospitals, multi-specialty clinics, clinical laboratories, imaging departments and centers and orthopedic environments. Aspyra’s highly scalable systems can be installed standalone or integrated to provide a single-vendor, enterprise-wide solution. For more information on Aspyra, its products and services, visit www.aspyra.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. Such statements are based upon, among other things, assumptions made by, and information currently available to, management as of the date of this release, including management’s own knowledge and assessment of the Company’s industry, customers and competition. Factors that could cause Aspyra’s actual results to differ materially from these forward-looking statements include among others: changes in the Company’s management or other personnel, the competitive environment for Company products and services; unexpected technical and marketing difficulties inherent in major product development efforts; the potential need for changes in the Company’s long-term strategy in response to future developments; future advances in clinical information technology and procedures, as well as potential changes in government regulations and healthcare policies; and rapid technological change in the microelectronics and software industries. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.